Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
The Board of Directors

Geeknet, Inc.:
We consent to the use of our report dated February 21, 2012, with respect to the consolidated balance sheets of Geeknet, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and other comprehensive income (loss), cash flows, the related financial statement schedule for the two-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.
/s/ KPMG LLP
McLean, Virginia

July 16, 2012